Exhibit 10.8

December 8, 2014

Ms. Deborah Quinn

Dear Debbie:

On behalf of Bellerophon Therapeutics, I am pleased to offer you employment as Vice President, Medical Lead — INOpulse Programs commencing on or about February 9, 2015. The purpose of this letter is to summarize the salient terms of your employment with the Company, should you accept our offer.

1.   DUTIES

•                       You will be a member of the Bellerophon Leadership Team and organizationally will report to Reinilde Heyrman, VP, Chief Clinical Development Officer. You will perform duties customary to this position and such other duties that may reasonably be assigned from time to time by the Company.

2.   COMPENSATION, ANNUAL AND LONG-TERM INCENTIVES

•                       Your annual base salary will be $300,000.00, payable on a bi-weekly cycle. Your base compensation will be subject to an annual review by the Company.

•                       For each full calendar year during the period of your service with Bellerophon Therapeutics (the “Employment Period”), you will be eligible to receive, on the same basis as other employees of Bellerophon, an annual bonus based on the achievement of various goals. For the 2015 performance year, you will be eligible to receive a bonus at the target level of 40% of your Base Compensation, pro-rated from your start date. Your target bonus of 40% will remain in effect for the 2016 and 2017 performance years.

•                       The Company will grant you the option to purchase 100,000 shares of Bellerophon common stock (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) at a per share exercise price equal to the fair value of the Common Stock at the date you commence employment with the company (as determined by the Board of Directors of the Company) (the “Option”). The Option shall be evidenced by the form of Stock Option Agreement provided to you and your acknowledged receipt thereof.

•                       The Company will pay you a signing bonus of $75,000.00 (less applicable withholding taxes) within thirty (30) days following your start date. If you are discharged from the Company for cause or leave the Company voluntarily prior to

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your first anniversary, you will be required to repay the full amount of $75,000.00.

3.   BENEFITS

•                       You will be eligible to participate, on the same basis as other employees of the Company, in any medical, dental, disability, life insurance and 401(k) plans maintained by the Company for the benefit of its employees. A summary of these benefits is attached to this letter.

•                       You will be eligible to receive, on the same basis as other similarly situated employees of the Company, any other employee benefits, including ten (10) paid holidays, twenty-five (25) paid time off (PTO) days.

4. OTHER TERMS AND CONDITIONS OF EMPLOYMENT

•                       On your first day of work, you must provide a completed Employment Verification Form (Form 1-9) with required supporting documents.

•                       While you are employed by the Company, you will be expected to devote your full working time, energy, skill and experience in the performance of your duties, which may be redefined or modified by the Company from time to time.

•                       The Company’s employment offer is contingent upon your successful completion of a background check, drug screen and completed reference check.

•                       By signing this letter you agree that this offer is personal and confidential and should not be discussed with any other employees in the Company.

•                       Your employment with the Company is at will. You or the Company may terminate the employment relationship at any time with or without cause. This letter is not a contract, nor a promise of employment for any specific duration.

•                       The above salary information is communicated as a yearly rate solely for your information and does not constitute a promise of employment for any fixed term.

•                       This letter and its enclosures constitute the final and complete agreement with respect to your employment and supersede any prior or contemporaneous discussions, representations or commitments. The letter cannot be modified except in writing signed by both parties.

5. OBLIGATIONS TO PRIOR EMPLOYER

•                       By accepting this offer, you represent that you are not a party to and have not been a party to any employment agreement which could interfere with your employment with Bellerophon, except those which you identify to me and, to the extent possible, submit copies of the agreement. This offer is contingent upon a review of these agreements, prior to your starting date, to insure that you are under no legal restraints with regard to your employment with Bellerophon.

If you agree with the terms and conditions of this offer, please indicate below by signing and dating this letter in the spaces provided and return an executed copy to me.

We are very much looking forward to having you join our team.

Sincerely,

/s/ Jonathan Peacock
Jonathan Peacock
Chairman & CEO
Bellerophon Therapeutics

ACCEPTANCE:

/s/ Deborah A. Quinn	1/19/15
Employee Signature verifying review	Date
and acceptance of above information